Exhibit 107

CALCULATION OF REGISTRATION FEE

	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.001 per share	5,000,000	$0.03	(2)	$150,000.00	(3)	$13.91

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may from time to time be offered or issued in respect of the securities registered by this Registration Statement as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. Based on the average of high ($0.0305) and low ($0.0305) sale prices of the common stock, as quoted on the Pink Current Information tier of the OTC Markets on August 12, 2022, which date is within five business days prior to filing this registration statement, and rounded to $0.03 solely for purposes of calculating the registration fee.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $92.70 per $1,000,000 of the proposed maximum aggregate offering price.